Exhibit 24.1

Power of Attorney

Know all men by these presents, that each person whose signature appears below, hereby constitutes and appoints Andrew H. Beck and Debra E. Kuper his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the annual report on Form 10-K of AGCO Corporation for the fiscal year ended December 31, 2011 and any or all amendments or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the Form 10-K or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Martin Richenhagen	February 27, 2011
Martin Richenhagen

/s/ P. George Benson	February 27, 2011
P. George Benson

/s/ Daniel C. Ustian	February 27, 2011
Daniel C. Ustian

/s/ Wolfgang Deml	February 27, 2011
Wolfgang Deml

/s/ Luiz F. Furlan	February 27, 2011
Luiz F. Furlan

/s/ Gerald B. Johanneson	February 27, 2011
Gerald B. Johanneson

/s/ Thomas W. Lasorda	February 27, 2011
Thomas W. Lasorda

/s/ George E. Minnich	February 27, 2011
George E. Minnich

/s/ Mallika Srinivasan	February 27, 2011
Mallika Srinivasan

/s/ Gerald L. Shaheen	February 27, 2011
Gerald L. Shaheen

/s/ Hendrikus Visser	February 27, 2011
Hendrikus Visser